UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

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American Farmland Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICAN FARMLAND COMPANY

10 East 53rd Street

New York, New York 10022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on June 7, 2016

Dear Stockholder:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of American Farmland Company (the “Company”).  The Annual Meeting will be held on June 7, 2016 at 10:00 a.m., Eastern Time, at the corporate offices of the Company: 10 East 53rd Street, 29th Floor, New York, New York 10022.

The purposes of the Annual Meeting are:

•

To elect the eight (8) director nominees named in the proxy statement to serve on our Board of Directors until the 2017 annual meeting of stockholders and until their successors are duly elected and qualify;

•	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2016; and
•	To transact any other business as may properly come before the meeting or any adjournments or postponements of the meeting.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

The Board of Directors of the Company has fixed the close of business on April 20, 2016 as the record date for determining stockholders of record entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof.

We hope to have the maximum number of stockholders present in person or by proxy at the meeting.  To assure your representation at the meeting, please authorize your proxy by completing, signing, dating and mailing the enclosed proxy card.  You may also authorize your proxy through the Internet, or by calling a toll-free telephone number, by following the procedures described on the enclosed proxy card.  YOUR COOPERATION IN PROMPTLY SUBMITTING YOUR PROXY WILL BE VERY MUCH APPRECIATED.  For specific instructions, please refer to the instructions on the proxy card.  Proof of stock ownership and a form of photo identification will be required for admission to the meeting.  For further information on admission, please refer to the question entitled “Who can attend the meeting?” on page 1 of the proxy statement which follows this notice.

Thank you for your continued support of and interest in our Company.

By order of the Board of Directors,

/s/ D. Dixon Boardman
Dated: April 28, 2016	D. Dixon Boardman
Chairman

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on June 7, 2016.

This Proxy Statement, our 2015 Annual Report to Stockholders and Proxy Card are available free of charge at http://www.astproxyportal.com/ast/20342/.

i

AMERICAN FARMLAND COMPANY

10 EAST 53RD STREET, NEW YORK, NEW YORK 10022

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 7, 2016

These proxy materials are being made available in connection with the solicitation of proxies by the Board of Directors, or the Board, of American Farmland Company, a Maryland corporation (the “Company,” “we,” “our” or “us”), for use at our 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 7, 2016 at 10:00 a.m., Eastern Time, at the corporate offices of the Company: 10 East 53rd Street, 29th Floor, New York, New York, 10022, or at any postponement or adjournment of the Annual Meeting.  Distribution of this proxy statement and a proxy card to stockholders is scheduled to begin on or about April 28, 2016, which is also the date by which these materials will be posted.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did you send me this Proxy Statement?

We sent you this proxy statement and the proxy card because our Board is soliciting a proxy from you to vote your shares at the Annual Meeting.  This proxy statement contains information we are required to provide to you and is designed to assist you in voting your shares.  On or about April 28, 2016, we will begin mailing the proxy materials to all stockholders of record as of the close of business on April 20, 2016, the record date fixed by the Board for determining the holders of record of our common stock, $.01 par value per share, entitled to notice of, and to vote at, the Annual Meeting.

What is the purpose of the Annual Meeting?

At the annual meeting, you will be asked to vote on the following proposals:

•

Proposal 1:  To elect the eight (8) director nominees named in the proxy statement to serve on our Board of Directors until the 2017 annual meeting of stockholders and until their successors are duly elected and qualify; and

•	Proposal 2: To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2016.

You also may be asked to consider and act upon any other matters that may properly be brought before the annual meeting and at any adjournments or postponements thereof.

Who is entitled to vote at the Annual Meeting?

Holders of record of our common stock, $0.01 par value per share, at the close of business on April 20, 2016, which is referred to as the record date, are entitled to receive notice of the Annual Meeting and to vote the shares of common stock that you held as of the close of business on the record date at the Annual Meeting.  If you are a holder of record of our common stock as of the record date, you may vote the shares that you held on the record date even if you sell such shares after the record date.  Each outstanding share as of the record date entitles its holder to cast one vote for each matter to be voted upon and, with respect to the election of directors, one vote for each director to be elected.  Stockholders do not have the right to cumulate voting for the election of directors.

Who can attend the Annual Meeting?

Only persons who are stockholders of record of shares of common stock of the Company at the close of business on the record date or their designated proxies or who are invited guests of the Company may attend and be admitted to the Annual Meeting.  All stockholders attending the Annual Meeting will be required to show photo identification (a valid driver’s license, state identification or passport) prior to admission.  If a stockholder’s shares are registered in the name of a broker, bank or other nominee, the stockholder must also bring a proxy or a letter from that broker, bank or other nominee or their most recent brokerage account statement that confirms that the stockholder was a beneficial owner of our shares as of the record date.  We reserve the right to determine the validity of any purported proof of beneficial ownership.  Please contact Lindsey B. Sichel at the Company at 212-484-3056 or via email at lindsey.sichel@americanfarmlandcompany.com if you plan to attend.  Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted to be used at the meeting.

How do I vote?

If some or all of your shares are registered in your own name with our transfer agent, you are a “stockholder of record” or “record holder” with respect to such shares, and you can vote those shares either in person at the Annual Meeting or by proxy without attending the Annual Meeting by any of the following methods.

By Internet.  Stockholders may authorize a proxy to vote via the Internet by using the website provided on their proxy card until 11:59 p.m. Eastern Time on June 6, 2016.  The Internet proxy authorization procedures are designed to authenticate stockholders’ identities and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.  If you vote via the Internet, you do not need to return your proxy card.

By Telephone.  Stockholders may authorize a proxy to vote via touch-tone telephone by calling the toll‑free phone number provided on their proxy card until 11:59 p.m. Eastern Time on June 6, 2016.  The touch-tone telephone proxy authorization procedures are designed to authenticate stockholders’ identities and to allow stockholders to authorize a proxy to vote their shares and confirm that their instructions have been properly recorded.  If you vote via telephone, you do not need to return your proxy card.

By Mail.  If you choose not to authorize your proxy by touch-tone telephone or over the Internet, please complete the paper proxy card and return it to our transfer agent in the pre-addressed, postage-paid envelope provided with this proxy statement.

Please refer to the enclosed proxy card for voting instructions.

If you hold some or all of your shares in “street name,” you must either direct the bank, broker or other nominee as to how to vote your shares, or obtain a proxy from the bank, broker or other nominee to vote at the meeting.  Please refer to the voter instruction cards used by your bank, broker or other nominee for specific instructions on methods of voting, including by telephone or using the Internet.

Each executed and timely returned proxy will be voted in accordance with the directions indicated on it.  Except for “broker non-votes” described below, executed but unmarked proxies will be voted by the person(s) named thereon (i) for the election of the nominees named herein as directors (or a substitute for a nominee if such nominee is unable or refuses to serve); (ii) for the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2016; and (iii) in the discretion of such person(s) upon such matters not presently known or determined that properly may come before the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit a proxy to vote your shares in advance so that your vote will be counted if you later are unable to attend the Annual Meeting.

Can I revoke or change my proxy?

Yes.  If you are a stockholder of record, you may revoke or change your proxy at any time before the shares it represents are voted by giving written notice of the revocation to our Secretary at our address, by properly submitting to us a proxy with a later date (which automatically revokes the earlier proxy), or by voting in person at the Annual Meeting.  For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.  If you are a stockholder of record as of the record date attending the Annual Meeting, you may vote in person whether or not a proxy has been previously given, but your presence (without further action) at the Annual Meeting will not constitute revocation of a previously given proxy.

What happens if I do not provide instructions to my bank, broker or other nominee on how to vote the shares that I own beneficially?

Other than for the proposal to ratify the Company’s selection of its independent registered public accounting firm (Proposal 2), banks, brokers and other nominees of record holding shares beneficially owned by their clients do not have the ability to cast votes on the matters presented for consideration at the Annual Meeting unless they have received instructions from the beneficial owner of the shares.  Accordingly, if you do not instruct your bank, broker or other nominee on how to vote in the election of the directors (Proposal 1), no votes will be cast on that proposal on your behalf.

What constitutes a quorum?

The presence, in person or by proxy, at the Annual Meeting of holders of a majority of the total number of our outstanding shares of common stock entitled to vote on the record date constitutes a quorum for the transaction of business at the Annual Meeting.

On the record date, there were 16,921,897 shares of common stock issued and outstanding and entitled to vote at the Annual Meeting.  If you have returned valid proxy instructions (in writing, by phone or over the Internet) or attend the meeting and vote in person, your shares will be counted for purposes of determining whether there is a quorum.  Abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.  A “broker non-vote” occurs when a nominee (such as a custodian or bank) holding shares for a beneficial owner returns a signed proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

What vote is required to approve each Proposal assuming a quorum is present?

1. Election of directors:  The vote of a plurality of all of the votes cast is required for the election of each of the eight (8) directors to be elected at the Annual Meeting.  Therefore, for the eight (8) director positions, the eight (8) nominees receiving the most “for” votes (among votes properly cast in person or by proxy) will be elected.  There are no cumulative voting rights in the election of directors.

2. Ratification of the Selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2016:  The affirmative vote of a majority of the votes cast is required to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2016.

Abstentions and “broker non-votes” will not be counted as votes cast.  A “broker non-vote” occurs when a nominee (such as a custodian or bank) holding shares for a beneficial owner returns a signed proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters.  The proposal regarding the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016 is a matter considered routine under applicable rules and, therefore, no broker non-votes are expected to exist in connection with the proposal regarding the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016.

How do I learn the results of the vote?

Voting results of the Annual Meeting will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (“SEC”) within four business days after the Annual Meeting.

What is the cost of proxy solicitation?

This solicitation of proxies is made by and on behalf of the Board.  We will pay the cost of the solicitation of proxies.  In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies personally or by telephone.  They will not receive any additional compensation for those activities, but they may be reimbursed for their out-of-pocket expenses.  We may also reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of our common stock.  No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary.

Will stockholders be asked to vote on any other matters?

As of the date of this proxy statement, the above-referenced proposals are the only matters we are aware of that are to be acted upon at the Annual Meeting.  If any other matter should properly come before the Annual Meeting, the persons appointed by you in your proxy will vote on those matters in accordance with the recommendation of the Board, or, in the absence of such a recommendation, in accordance with their discretion.  The affirmative vote of a majority of the votes cast on any such other matter will be required for approval.

Where can I find more information about the Company?

We file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any reports, statements or other information we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549.  You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington D.C. 20549.  Please call the SEC at (800) SEC-0330 for further information regarding the public reference facilities.  Our SEC filings are also available to the public on the website maintained by the SEC at http://www.sec.gov.

PROPOSAL 1 — ELECTION OF DIRECTORS

PROPOSAL NO.  1: ELECTION OF EIGHT (8) INDIVIDUALS TO SERVE AS DIRECTORS TO HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFY.

The Board currently consists of nine members, each of whom has a term that expires at the Annual Meeting.  Based on the recommendation of the nominating and corporate governance committee of the Board, or the NCG Committee, the Board has nominated each of our current Board members to stand for re-election at the Annual Meeting, except for Harrison LeFrak, who will not be standing for re-election as a member of the Board.  Upon the expiration of Mr. LeFrak’s term as a director at the Annual Meeting, the number of directors that will constitute the Board will be decreased from nine to eight. The Company is thankful for Mr. LeFrak’s service and dedication to the Company.

Each nominee is currently serving as a director of the Company.  We have no reason to believe that any of the nominees will be unable or unwilling to serve, if elected.  However, should any nominee be unable or unwilling to accept the office of director, and if the Board shall designate a substitute nominee, the persons named as proxies will vote for the election of the substitute nominee designated by the Board, and if none, for such other persons as they shall determine.  After an evaluation, the Board determined that five of the current directors of the Company, a majority of the Board, satisfy the definition of “independent” under the NYSE MKT LLC’s listing standards.

The election of members of the Board is conducted on an annual basis.  The individuals elected to the Board serve a one-year term and until their successors are elected and qualify.  Accordingly, the term of office of each of our current directors will expire at the Annual Meeting.  Information regarding the business experience of each nominee is provided below based upon information furnished to us by the individuals named.

Nominees for Election as Directors

The following table and biographical descriptions set forth certain information with regard to each  nominee for election as a director at the Annual Meeting, with ages set forth as of April 15, 2016.

Name	Age	Position
D. Dixon Boardman	70	Chairman of the Board of Directors
Thomas S.T. Gimbel	61	Chief Executive Officer and Director
Geoffrey M. Lewis	54	Chief Financial Officer, Treasurer and Director
Morton Allan Cohn*	75	Director
Roberto A. de Guardiola, Jr.*	71	Director
James B. Hoover*	61	Director
Terry Allen Kramer*	82	Director
Mark Wilkinson*	94	Director

*	Independent within the meaning of the listing standards.

Name	Biographical Summary

D. Dixon Boardman

Mr. Boardman serves as the Chairman of the Board.  He has served in this role since our inception in 2009.  He previously served as our President from our inception through 2014.  Mr. Boardman is the founder and chief executive officer of Optima Fund Management LLC, a multi-disciplined hedge fund management firm that is SEC-registered and has assets under management of $2.9 billion, having launched its flagship fund in 1988.  Prior to forming Optima Fund Management LLC, Mr. Boardman advised high net worth individuals at UBS PaineWebber, a global financial services firm, as a member of the Chairman’s Council and earlier as a Senior Vice President at Kidder, Peabody, a U.S.-based securities firm.  In addition, Mr. Boardman has served as Chairman of the Special Projects Committee of Memorial Sloan Kettering Cancer Center and is currently a member of the President’s Council of Memorial Sloan Kettering Cancer Center.  He is also a member of the Executive Committee of New York Presbyterian-Weill Cornell Council.  Mr. Boardman is also a director of Florida Crystals Corporation and a director of Kadmon Corporation, and is an Advisory Board director of J. C. Bamford Excavators Limited.

Name	Biographical Summary

Thomas S.T. Gimbel

Mr. Gimbel serves as our Chief Executive Officer and a director.  He has served in these roles since the completion of our initial public offering.  Mr. Gimbel has served as Vice President and a director since our inception in 2009.  In addition, he is Executive Managing Director of Optima Fund Management LLC, a multi-disciplined hedge fund management firm that is SEC-registered and has assets under management of $2.9 billion, which he joined in 2004, and where he allocates a fraction of his time.  Prior to joining Optima Fund Management LLC, Mr. Gimbel was Managing Director for Hedge Fund Investments at Credit Suisse Asset Management, LLC, an investment management firm.  Prior to joining Credit Suisse, Mr. Gimbel was head of the Hedge Fund Department at Donaldson, Lufkin & Jenrette, which provided investment banking and security brokerage services prior to being acquired by Credit Suisse.  Earlier in his career, Mr. Gimbel was Vice President and Treasurer of Smith Barney’s real estate acquisition and syndication subsidiary.  He is also a member of the Board and Investment Committee of Lighthouse Guild, the Board of Overseers of Children’s Hospital in Boston and a director of Prime Energy Corporation.  Mr. Gimbel has a B.A. in economics from Bowdoin College and an M.B.A. in finance from Columbia Business School.

Geoffrey M. Lewis

Mr. Lewis serves as our Chief Financial Officer, Treasurer and a director.  Mr. Lewis has served as Chief Financial Officer since the completion of our initial public offering and as our Treasurer and a director since our inception in 2009.  Mr. Lewis is a Chartered Accountant (South Africa) and a Certified Public Accountant.  In addition, Mr. Lewis is Partner, Chief Financial Officer, Chief Operations Risk Officer and Chief Compliance Officer of Optima Fund Management LLC, a multi-disciplined hedge fund management firm that is SEC-registered and has assets under management of $2.9 billion, which he joined in 1989 and is responsible for all aspects of accounting, tax, operations and compliance.  From 1986 to 1989, Mr. Lewis was Senior Audit Manager at Spicer & Oppenheim, a public accounting firm.  From 1981 to 1986, Mr. Lewis was a Partner at Fisher Hoffman Stride, among the ten largest auditing firms in South Africa at the time.  He is the most recent President and current Treasurer of Jewish Family Service of Bergen and North Hudson, a Trustee of Solomon Schechter Day School of Bergen County and a former President and Board Member of the Northern New Jersey/Rockland County Chapter of the Juvenile Diabetes Research Foundation.  Mr. Lewis earned a Bachelor of Accounting, with distinction, from the University of Witwatersrand in Johannesburg, South Africa.

Morton Allan Cohn

Mr. Cohn serves as a director.  Mr. Cohn has served as a director since the completion of our initial public offering.  Mr. Cohn is a private investor and has been continuously for the past five years.  Mr. Cohn is currently a director of Houston Distributing Company, and has previously served as a director of the Texas Heart Institute, the 100 Club, Cash America, Kincaid Furniture, Capital Bank, MBank and The Childress Foundation.  Mr. Cohn received his Bachelor’s Degree from the University of Texas, a Masters Degree from the London School of Economics and served in the Air National Guard Reserves.

Roberto A. de Guardiola

Mr. de Guardiola serves as a director.  Mr. de Guardiola has served as a director since the completion of our initial public offering.  Mr. de Guardiola is President of de Guardiola Advisors, LLC, an investment banking firm based in Florida that specializes in the investment management industry since 2000.  From 1998 to 2000, he served as Managing Director of Putnam, Lovell, de Guardiola & Thornton, an investment banking firm based in New York.  Mr. de Guardiola holds a B.S. in economics from the University of Pennsylvania and an M.B.A. from the Wharton School of the University of Pennsylvania.

James B. Hoover

Mr. Hoover serves as a director.  He has served in this role since 2014.  Mr. Hoover is the Founder and Managing Member of Dauphin Capital Partners, which is a family office that he founded in 1998.  Prior to founding Dauphin Capital Partners, Mr. Hoover was a general partner of Welsh, Carson, Anderson & Stowe, a private equity firm, from 1992 to 1998.  Before joining Welsh, Carson, Anderson & Stowe, Mr. Hoover was a general partner of Robertson, Stephens & Company, an investment banking firm, from 1984.  Mr. Hoover started his investment career at Citibank, N.A. in 1977.  He obtained an M.B.A. in finance from the Indiana University Graduate School of Business.  During his more than 35 year investment career, Mr. Hoover has served on numerous private and public company boards of directors.

Terry Allen Kramer

Ms. Kramer serves as a director.  Mr. Kramer has served as a director since the completion of our initial public offering.  Ms. Kramer is a Tony Award-winning Broadway producer.  She is currently and has spent over 30 years producing Broadway shows and is the President of Remarkable Partners LP, an investment advisor.  She has an extensive background in finance and theatre and is also a significant private investor.  Ms. Kramer is a co-owner of the Marquis theatre in New York City and the Aldwych and Adelphi theatres in London.  Ms. Kramer is also a Trustee of New York Presbyterian Hospital, the Preservation Foundation of Palm Beach and the Foundation for Italian Art & Culture.

Name	Biographical Summary

Mark Wilkinson

Mr. Wilkinson serves as a director.  He has served in this role since our inception in 2009.  Mr. Wilkinson retired in 1986 as a Senior Vice President and senior agricultural professional from Prudential Insurance Company of America, an affiliate of our Agricultural Sub-Adviser (as defined herein), where he led the agricultural business and was involved with the acquisitions of CAPS, our property manager.  Mr. Wilkinson is not affiliated with our Agricultural Sub-Adviser.

Diversity

Neither the NCG Committee nor the Board has a specific policy with regard to the consideration of diversity in identifying director nominees, although both may consider diversity when identifying and evaluating proposed director candidates.

Director Qualifications

In concluding that each of the foregoing directors should serve as a director, the NCG Committee and the Board focused on each director’s participation and performance on the Board during his or her tenure, as well as each director’s experience, qualifications, attributes and skills, taken as a whole, discussed in each director’s individual biographies set forth above, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure.  In particular, with respect to each Director, the NCG Committee and the Board noted the following:

•	Mr. Boardman’s extensive investment experience, and over 25 years of allocation experience to hedge fund managers, as well as his extensive knowledge of our Company;
•	Mr. Gimbel’s experience and position as our Chief Executive Officer and his extensive investment, financial and risk management experience;
•	Mr. Lewis’s experience and position as our Chief Financial Officer and his significant accounting, oversight and financial experience;
•	Mr. Cohn’s extensive investment experience, as well as his insight into business strategy and operations and experience as a director on other boards of directors;
•	Mr. de Guardiola’s financial, oversight and securities experience, including his experience as President of de Guardiola Advisors, LLC, an investment banking firm;
•	Mr. Hoover’s financial and investment experience, including the founding and management of an investment management firm;
•	Ms. Kramer’s significant entrepreneurial and private investment experience, as well as her insight into business strategy as the president of an investment advisor; and
•	Mr. Wilkinson’s extensive agricultural knowledge and experience, including experience relating to acquisitions of and investments in agricultural properties.

Vote Required

The vote of a plurality of all of the votes cast is required for the election of each of the eight directors to be elected at the Annual Meeting.  Therefore, for the eight director positions, the eight nominees receiving the most “for” votes (among votes properly cast in person or by proxy) will be elected.  There are no cumulative voting rights in the election of directors.  Broker non-votes, if any, and abstentions will not be treated as votes cast.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF ITS NOMINEES.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders.  Notable features of our corporate governance structure include the following:

•	the Board is not classified, with each of our directors subject to re-election annually;
•

five of our nine current directors (and five out of eight of the directors proposed for re-election) satisfy the listing standards for independence of the NYSE MKT LLC and Rule 10A-3 under the Exchange Act;

•	one of our directors qualifies as an “audit committee financial expert” as defined by SEC rules;
•	we have opted out of the Maryland business combination and control share acquisition statutes; and
•	we do not have a stockholder rights plan.

Board of Directors.  The Board is currently comprised of nine members.  The current members of the Board are Mr. D. Dixon Boardman, Mr. Harrison T. LeFrak, Mr. Thomas S.T. Gimbel, Mr. Geoffrey M. Lewis, Mr. Morton Allan Cohn, Mr. Roberto A. de Guardiola, Jr., Mr. James B. Hoover, Ms. Terry Allen Kramer and Mr. Mark Wilkinson. Upon the expiration of Mr. LeFrak’s term as a director at the Annual Meeting, the number of directors that will constitute the Board will decrease from nine to eight.

Director Independence.  The Board reviews the materiality of any relationship that each of our directors has with us, either directly or indirectly, of which the Board has knowledge.  Based on this review, the Board determined that each of the following, constituting a majority, is an “independent director” as defined by the NYSE MKT LLC rules: Messrs. Cohn, de Guardiola, Hoover and Wilkinson and Ms. Kramer.  Our independent directors meet in executive sessions and committee meetings without the presence of our officers and non-independent directors.

Board Leadership Structure.  Since its initial public offering, the Company has had separate individuals serving in the positions of Chief Executive Officer and Chairman of the Board.  The Board believes this structure best serves the Company by allowing one person (Chief Executive Officer) to focus his efforts on setting the strategic direction of the Company and providing day-to-day leadership of the Company while the other person (Chairman of the Board) can focus on presiding at meetings of the Board and overall planning and relations with the directors. The Board believes that the needs of a corporation with a growing portfolio of properties and the wide spectrum of issues that we face are best met by allowing these two different functions to be handled by two separate individuals.

Board Role in Risk Management.  One of the key functions of the Board is informed oversight of our risk management process.  The Board administers this oversight function directly, with support from its four standing committees, the audit committee, the NCG Committee, the compensation committee, and the acquisition committee, each of which addresses risks specific to their respective areas of oversight.  In particular, the audit committee of the Board (the “Audit Committee”), has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken.  The Audit Committee also monitors compliance with legal and regulatory requirements.  Our NGC committee monitors the effectiveness of our corporate governance guidelines and code of business conduct and ethics, including whether they are successful in preventing illegal or improper liability-creating conduct. The compensation committee of the Board (the “Compensation Committee”) assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The acquisition (and disposition) committee of the Board (the “Acquisition Committee”), analyzes the details of specific acquisition (or disposition) opportunities in-line with the Company’s current objectives, targets and investment focus, considering, among other factors, market and company conditions, risk factors and the merits of the particular acquisition or disposition.

Board Meetings in 2015

During the period commencing with the closing of our initial public offering on October 23, 2015 and ended on December 31, 2015, the Board met two times.  Each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board (held during the period for which he or she has been a director) and (2) the total number of meetings of all committees of the Board on which the director served (during the periods he or she served), other than Messrs. Cohn, Wilkinson and LeFrak and Ms. Kramer. Given that the period of time over which Board meetings were held was less than one full fiscal quarter, participation in 2015 Board meetings may not be indicative of future attendance as directors are expected to attend, in person or by telephone, all Board meetings and meetings of committees on which they serve. We do not have a policy with regard to Board member attendance at annual meetings of stockholders, however, we encourage each member of the Board to attend each annual meeting of stockholders.

Committees of the Board

Our initial public offering was completed on October 23, 2015, at which time the committee members were appointed.

The Board has four standing committees: the Audit Committee, the Compensation Committee, the NCG Committee and the Acquisition Committee. The composition of each of the Audit Committee, the Compensation Committee and the NCG Committee complies with the listing requirements and other rules and regulations of the NYSE MKT LLC, as amended or modified from time to time.  The principal functions of the Audit Committee, the Compensation Committee and the NCG Committee are stated more fully in their respective charters which have been adopted by the Board. The current charters for each of the Audit Committee, Compensation Committee and NCG Committee are available on our website at www.americanfarmlandcompany.com under the “Investors Relations—Corporate Information—Governance Documents” section.  Further, we will provide a copy of these charters free of charge to each stockholder upon written request.  Requests for copies should be addressed to Lindsey B. Sichel, Executive Vice President, Chief Administrative Officer and Chief Marketing Officer, at American Farmland Company, 10 East 53rd Street, New York, New York 10022.  From time to time, the Board also may create additional committees for such purposes as the Board may determine.

The Audit Committee, Compensation Committee and the Acquisition Committee each met one time or passed motions through a unanimous consent in 2015.  The NCG Committee did not hold any meetings in 2015 following the completion of our initial public offering. All members of the committees described below are independent as such term is defined in the NYSE MKT LLC’s listing standards and as affirmatively determined by the Board.

Audit Committee

Our Audit Committee is comprised of Messrs. de Guardiola, Hoover and Cohn; Mr. de Guardiola, the chairman of our Audit Committee, qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and NYSE MKT LLC corporate governance listing standards.  The Board has determined that each of the Audit Committee members is “financially literate” as that term is defined by the NYSE MKT LLC corporate governance listing standards.  We have adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including oversight related to:

•	our accounting and financial reporting processes;
•	the integrity of our consolidated financial statements and financial reporting process;
•	our systems of disclosure controls and procedures and internal control over financial reporting;
•	our compliance with financial, legal and regulatory requirements;
•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm; and
•	our overall risk profile.

The Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee also prepares the Audit Committee report required by SEC regulations to be included in this proxy statement.  Additional information regarding the functions performed by the Audit Committee is set forth in the Audit Committee Report.

Audit Committee Report

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Act, or the Securities Exchange Act of 1934, as amended, or the Exchange Act, that might incorporate this proxy statement or future filing with the SEC, in whole or in part, the following report shall not be deemed incorporated by reference into any such filing.

The undersigned members of the Audit Committee of the Board of Directors of American Farmland Company submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2015 as follows:

1.  The Audit Committee has reviewed and discussed with management the audited financial statements of American Farmland Company for the fiscal year ended December 31, 2015.

2.  The Audit Committee has discussed with representatives of Deloitte & Touche LLP the matters required to be discussed with them by Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

3.  The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

Submitted by the Audit Committee

Roberto A de Guardiola, Jr. (Chairman)
James B. Hoover
Morton Allan Cohn

Compensation Committee

Our Compensation Committee is comprised of Messrs. de Guardiola, Hoover and Cohn and Ms. Kramer, with Mr. de Guardiola serving as chairman.  We have adopted a Compensation Committee charter, which details the principal functions of the Compensation Committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration of our chief executive officer based on such evaluation;

•	reviewing and approving the compensation of all of our other officers;
•	reviewing our executive compensation policies and plans;
•	implementing and administering our incentive compensation equity-based remuneration plans;
•	assisting management in complying with our proxy statement and annual report disclosure requirements;
•	producing a report on executive compensation to be included in our annual proxy statement; and
•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Compensation Committee Interlocks and Insider Participation.  During 2015, the members of the Compensation Committee consisted of Roberto A. de Guardiola, Jr. (chairman), James B. Hoover, Morton Allan Cohn and Terry Allen Kramer.  None of the members of the Compensation Committee has any relationship with us requiring disclosure under Item 404 of Regulation S-K.  No member of the Compensation Committee is a current or former officer or employee of ours or any of our subsidiaries.  None of our executive officers serve as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of the Board or Compensation Committee.

Nominating and Corporate Governance Committee

Our NCG Committee is comprised of Messrs. Hoover and Wilkinson and Ms. Kramer, with Mr. Hoover serving as chairman.  We have adopted a NCG Committee charter, which details the principal functions of the NCG Committee, including:

•	identifying and recommending to the Board of Directors qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;
•	developing and recommending to the Board of Directors corporate governance guidelines and implementing and monitoring such guidelines;
•	reviewing and making recommendations on matters involving the general operation of the Board of Directors, including board size and composition, and committee composition and structure;
•	recommending to the Board of Directors nominees for each committee of the Board of Directors;

•

annually facilitating the assessment of the Board of Directors’ performance as a whole and of the individual directors, as required by applicable law, regulations and the NYSE MKT LLC corporate governance listing standards; and

•	overseeing the Board of Directors’ evaluation of management.

In identifying and recommending nominees for directors, the NCG Committee may consider diversity of relevant experience, expertise and background.

Acquisition Committee

Our Acquisition Committee is comprised of Messrs. Boardman, Gimbel, LeFrak, Lewis and Wilkinson.  The principal functions of the Acquisition Committee include the following:

•	analyzing the details of specific acquisition (or disposition) opportunities in-line with the Company’s current objectives, targets and investment focus;
•

considering various factors that may impact an acquisition (or disposition) which include, among others, market and company conditions, risk factors and the merits of the particular acquisition or disposition;

•	reviewing and making recommendations on matters involving such potential acquisition (or disposition);
•

recommending to the Board of Directors whether to proceed with a specific acquisition (or disposition) noting that transactions with a purchase or sale price value of 10% or more of the most recent appraised market value of the Company’s current real estate portfolio will be brought forth for review by the Board of Directors; and

•	at least annually facilitating the assessment of a “hold” or “sell” decision with respect to properties in the Company’s real estate portfolio.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which the Board carries out its responsibilities.  Among the areas addressed by the Corporate Governance Guidelines are director qualification standards, director responsibilities, Board structure, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession, annual performance evaluation of the Board and committees, related person transaction approval and disclosure policy, and stockholder rights plan.  Our NCG Committee is responsible for, among other things, assessing and periodically reviewing the adequacy of the Corporate Governance Guidelines and will recommend, as appropriate, proposed changes to the Board.  Our guidelines on corporate governance meet the requirements of the NYSE MKT LLC’s listing standards and are publicly available on our website at www.americanfarmlandcompany.com under “Corporate Information—Governance Documents” on the Investor Relations webpage.  A printed copy of our guidelines on corporate governance may also be obtained by any stockholder upon request.

Code of Business Conduct and Ethics

The Board has established a code of business conduct and ethics that applies to our officers, directors and employees.  Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•	compliance with applicable laws, rules and regulations;
•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•	accountability for adherence to the code of business conduct and ethics.

Any waiver of the code of business conduct and ethics for our executive officers or directors must be approved by a majority of our independent directors, and any such waiver shall be promptly disclosed as required by law or NYSE MKT LLC regulations.  The code of business conduct and ethics meets the requirements of a “code of ethics” as defined by the rules and regulations of the SEC and is publicly available on our website at www.americanfarmlandcompany.com under “Corporate Information—Governance Documents” on the Investor Relations webpage.  We intend to disclose on this website any amendment to, or waiver of, any provision of the code of business conduct and ethics applicable to our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE MKT LLC.  A printed copy of our code of business conduct and ethics may also be obtained by any stockholder upon request.

Communications with the Board

We have a process by which stockholders and other interested parties may communicate with the non‑employee directors, both individually and as a group, through the General Counsel of the Company.  In cases where stockholders or other interested parties wish to communicate directly with non-employee directors, messages can be sent to: American Farmland Company, Attn: General Counsel, 10 East 53rd Street, New York, New York 10022.  The Company’s General Counsel acts as agent for the non-employee directors and forwards such communications to the appropriate members of the Board or, if none is specified, the Chairman of the Board.  Any such communications may be made anonymously.

Audit Committee Complaint Procedures

Our Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls, or auditing matters and (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.  If you wish to contact our Audit Committee to report complaints or concerns relating to the financial reporting of the Company, you may do so in writing to the chairman of our Audit Committee, c/o Legal Department, American Farmland Company, 10 East 53rd Street, New York, New York 10022, or in writing to our Compliance Officer.  Any such communications may be made anonymously.

Director Compensation

Directors of the Company who are also employees receive no additional compensation for their services as directors.  The Board has established a compensation program for our non-employee directors.  Under this program, we pay the following fees to our non-employee directors:

•	an annual retainer of $90,000, which may be paid in a combination of cash and equity;
•	an additional annual retainer of $15,000 for the chair of our Audit Committee and of $7,500 for each member of such committee;
•	an additional annual retainer of $7,500 for the chair of our Compensation Committee and of $3,750 for each member of such committee; and
•	an additional annual retainer of $5,000 for the chair of our NCG Committee and of $2,500 for each member of such committee.

We will also reimburse our directors for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings.

Additionally, we will initially pay an additional $2,000 for each Board meeting attended in person and $500 for each Board meeting attended by telephone.

We did not make any grants of restricted shares of our common stock or stock option awards to our non-employee directors for the fiscal year ended December 31, 2015. In the future, we may grant restricted shares of our common stock to our non-employee directors pursuant to our 2014 Equity Incentive Plan.

The Board of Directors may change the compensation of our independent directors in its discretion.

2015 Director Compensation Table

The following table sets forth a summary of the compensation we paid to our non-employee directors for fiscal year-ended December 31, 2015:

2015 Director Compensation
Name	Fees Earned or Paid in Cash ($) (1)(2)	Total ($)
D. Dixon Boardman	$—	$—
Harrison T. LeFrak	—	—
Morton Allan Cohn	19,918	19,918
Roberto A. de Guardiola, Jr.	22,575	22,575
James B. Hoover	39,072	39,072
Terry Allen Kramer	18,959	18,959
Mark Wilkinson	34,435	34,435

(1)

Represents amounts for the period from October 23, 2015 (date of the closing of our initial public offering) through December 31, 2015, except in the instance of Messrs. Hoover and Wilkinson which is for the year ended December 31, 2015, as Messrs. Hoover and Wilkinson served as independent directors for the entire fiscal year, including prior to our initial public offering.

(2)

Messrs. Boardman, LeFrak, Gimbel and Lewis served as directors for the entire year ended December 31, 2015 but were not paid any director fees in 2015. Messrs. Gimbel’s and Lewis’s compensation is further discussed under “Executive Compensation.”

OUR EXECUTIVE OFFICERS

Biographies of our Executive Officers Who Are Not Directors

The following sets forth information regarding our executive officers (other than Thomas S.T. Gimbel, our Chief Executive Officer and Geoffrey M. Lewis, our Chief Financial Officer and Treasurer, whose biographies appear above under the caption, “Proposal 1 — Election of Directors — Nominees for Election as Directors”), including our Executive Vice President, Finance, Andreas Spitzer, who was appointed to serve as such effective January 11, 2016, and is expected to transition to, and serve as our Chief Financial Officer effective no later than upon the date we file our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, with ages set forth as of April 15, 2016:

Name	Age	Position
Robert L. Cowan	66	President and Chief Investment Officer
Lindsey B. Sichel	35	Chief Administrative Officer, Chief Marketing Officer and Executive Vice President
Andreas Spitzer	45	Executive Vice President, Finance

Name	Biographical Summary

Robert L. Cowan

Mr. Cowan serves as our President and Chief Investment Officer.  He has served in this role since December 2014.  Mr. Cowan served as the Agriculture and Timber Director for the Utah Retirement System, or URS, which administers pensions and defined contribution benefits for state, local government and public education employees in the State of Utah from February 2014 to December 2014.  Before moving to URS, he worked in various roles at Farmland Reserve, Inc., a large private agricultural investment portfolio, starting in 1980 and most recently as Assistant Vice President from 2009 to 2014.  Mr. Cowan obtained his Bachelor’s Degree from Brigham Young University in 1974, and a Master of Science, specializing in Agricultural Economics, from Brigham Young University in 1977.  Mr. Cowan has 30 years of experience in farmland property analysis, investment, acquisition and management.

Lindsey B. Sichel

Ms. Sichel serves as our Chief Administrative Officer, Chief Marketing Officer and Executive Vice President.  Ms. Sichel has served with us since our inception in 2009.  In addition, she is a Vice President in the Risk Management Group of Optima Fund Management LLC, a multi-disciplined hedge fund management firm that is SEC-registered and has assets under management of $2.9 billion, which she joined in 2005.  Prior to joining Optima Fund Management LLC, she was a Finance and Operations Associate at D. E. Shaw & Co., L.P., an investment and technology development company.  Before joining D. E. Shaw & Co. L.P., Ms. Sichel worked at Teachers Insurance and Annuity Association—College Retirement Equities Fund (TIAA—CREF), where she obtained her Series 6 & 63 Licenses.  Ms. Sichel serves on the board of directors of Thru My Eyes, a non-profit organization.  She received her B.A. in English from Cornell University, College of Arts and Sciences, with Distinction in All Subjects.  Ms. Sichel has more than a dozen years of varied financial, risk management, operations and marketing experience within the investment industry.

Andreas Spitzer

Mr. Spitzer serves as our Executive Vice President, Finance. He has served in this role since January 11, 2016. He previously served as Vice President, Finance for Equity One, Inc. (NYSE: EQY), a public real estate investment trust company that owns, manages, acquires, develops and redevelops shopping centers, a position which he has held since 2013, and a position wherein he led the company’s financial planning and analysis and treasury functions and provided support to the company’s investor relations and capital markets activities. From 2011 to 2013, Mr. Spitzer served as Executive Vice President and Chief Financial Officer of the New York City Housing Authority, which provides affordable housing in New York City and is the nation’s largest public housing authority. He also served as Vice President, Finance for the New York City Housing Authority from 2009 to 2011. Additionally, in the ten years prior to 2009, Mr. Spitzer served in various investment banking roles at Bank of America Merrill Lynch, J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. He began his career as an accountant for KPMG LLP, where he earned his certified public accountant license.  Mr. Spitzer received a Bachelor of Science degree in Business, Accounting, Magna Cum Laude, from Virginia Polytechnic Institute and State University, and he received a Master of Business Administration with Distinction in Finance from the Samuel Curtis Johnson Graduate School of Management at Cornell University.

EXECUTIVE COMPENSATION

We are an “emerging growth company” as defined under the Jumpstart Our Business Startups (JOBS) Act.  As such, we are permitted to meet the disclosure requirements of Item 402 of Regulation S-K by providing the reduced disclosures required of a smaller reporting company.

Summary Compensation Table

The following table sets forth information regarding the compensation paid to our Chief Executive Officer and each of our two other most highly compensated executive officers during the fiscal year ended December 31, 2015, or collectively, the “Named Executive Officers.”

Summary Compensation Table
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	All Other Compensation ($)(3)	Total ($)
Thomas S.T. Gimbel	2015	86,400	$64,800	$825	$152,025
Chief Executive Officer
Robert L. Cowan	2015	57,600	34,560	$2,290	$94,450
President and Chief Investment Officer
Geoffrey M. Lewis	2015	33,264	13,306	$—	$46,570
Chief Financial Officer and Treasurer

(1)

Represents actual base salary paid by us for 2015 commencing with the completion of our initial public offering on October 23, 2015.  Messrs. Gimbel’s, Cowan’s and Lewis’s annualized base salary for the year ended December 31, 2015 was $450,000, $300,000 and $315,000, respectively. Additionally, for Mr. Lewis, the amount shown represents 55% of his actual base salary paid by us based on a pro-rata allocation of his time spent on Company matters for the period commencing with the completion of our initial public offering on October 23, 2015.

(2)

Represents actual bonus amounts paid by us for 2015, which were paid as an allocation of the “target bonus” amount determined using a percentage set forth in each Named Executive Officer’s Employment Agreement and were pro-rated for the period commencing with the completion of our initial public offering on October 23, 2015. The “target bonus” percentage for each of Messrs. Gimbel, Cowan and Lewis was 75%, 60% and 40%, respectively, with the “target bonus” amount for Messrs. Gimbel, Cowan and Lewis being $337,500, $180,000 and $126,000, respectively.

(3)	Represents the amounts we paid from October 23, 2015 through December 31, 2015 for matching 401(k) plan contributions.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

In connection with our initial public offering, we entered into employment agreements with each of our Named Executive Officers.  The employment agreements with each Named Executive Officer have a term of three years which commenced upon the completion of our initial public offering.  Each agreement will automatically extend for an additional one-year term at the expiration of the initial term unless either party provides written notice of a non-renewal at least 60 days prior to the expiration of the initial term.  Under the terms of the agreements, Messrs. Gimbel, Cowan and Lewis are entitled to receive an annual base salary of $450,000, $300,000 and $315,000, respectively.

Each employment agreement also provides for fiscal year 2015 target incentive compensation in the amounts of at least $337,500, $180,000, and $126,000 for each of Messrs. Gimbel, Cowan and Lewis, respectively, and in each fiscal year thereafter, incentive compensation with a target amount of at least 75%, 60% and 40% of base salary for each of Messrs. Gimbel, Cowan and Lewis, respectively, which may be increased by our Compensation Committee from time to time during the term of the agreement.  The amount of actual incentive compensation was determined by our Compensation Committee, in its sole discretion, based on and pro-rated for the limited amount of time the Company was a public company, wherein management was internalized and each Named Executive Officer served in such a capacity.  Each agreement also provides eligibility for vacation and for participation in various employee benefits, including the Company’s 2014 Equity Incentive Plan. Additionally, each of the employment agreements provides certain severance and change in control benefits which are described in more detail below under “—Severance and Change in Control Benefits.”

Grants under our 2014 Equity Incentive Plan

Each Named Executive Officer is eligible to receive equity awards pursuant to the Company’s 2014 Equity Incentive Plan in such amounts and form as determined by the Board or our Compensation Committee. No equity awards were made pursuant to the 2014 Equity Incentive Plan for the year ended December 31, 2015.

However, subsequent to year end, on March 2, 2016, our Compensation Committee approved the award of 28,851 shares of our common shares to our Named Executive Officers under the Company’s 2014 Equity Incentive Plan for services related to our initial public offering, which resulted in 19,318 shares being issued net of tax withholding. The number of shares granted was determined by dividing 25% of each Named Executive Officer’s annual salary by the initial public offering price of $8.00 per share, so that the value of the grant would track the change in the Company’s stock price since the initial public offering. The shares had a fair market value of $5.95 per share as of the date of the grant. These shares were immediately vested.

Additionally, on March 23, 2016, our Compensation Committee approved the award of 87,954 restricted stock units (“RSUs”) to the Named Executive Officers under the Company’s 2014 Equity Incentive Plan.  The RSUs are subject to vesting over a four-year period based entirely upon the attainment of pre-determined levels of total shareholder returns, as will be measured as of each year end compared to the Company’s common share price on December 31, 2015, and with one-quarter of the RSUs subject to vesting each year.  The RSUs are not entitled to receive dividends while unvested. Upon a change in control, the grants may accelerate up to one year’s worth of vesting if the change in control price per share meets the pre-determined performance metrics and additional amounts may vest if the change in control price per share exceeds the net asset value per share. These awards are intended to incentivize the retention and long-term performance of our Named Executive Officers.

Other Elements of Compensation

Our full-time employees, including our Named Executive Officers, are eligible to participate in health and welfare benefit plans, such as medical, dental, life and long-term disability insurance, except for Mr. Lewis.

We also have a 401(k) Savings/Retirement Plan that covers eligible employees, including our Named Executive Officers, except for Mr. Lewis. Our 401(k) Plan includes a matching contribution, subject to limitations set forth in the Internal Revenue Code of 1986, as amended, equal to 25% of up to 100% of all employee contributions to the Company’s 401 (k) plan.

Outstanding Equity Awards at Fiscal Year-End 2015

There were no unexercised options; stock that has not vested; or equity incentive plan awards for any of the Named Executive Officers outstanding as of the fiscal year ended December 31, 2015.

Severance and Change in Control Benefits

Employment Agreements

Termination without Cause or for Good Reason

Each employment agreement provides that upon the termination of the Named Executive Officer’s employment by us without “cause” (as defined in the applicable employment agreement) or by the executive for “good reason” (as defined in the applicable employment agreement), subject to the executive signing a separation agreement and mutual release, among other provisions, the executive will be entitled to the following severance payments and benefits:

•

a lump sum cash payment equal to the sum of the Named Executive Officer’s earned but unpaid base salary, unpaid expense reimbursement, accrued but unused vacation time to the date of termination and any vested benefits under any employee benefit plan of the Company through the date of termination;

•

a lump sum cash payment equal to a multiple of (x) the Named Executive Officer’s then-current annual base salary, plus (y) the average of the annual cash incentive compensation earned by the Named Executive Officer with respect to the three immediately preceding fiscal years (or such fewer full years of employment, if less) ending on or before the date of termination; the multiple is two for Mr. Gimbel and one and a half for Messrs. Cowan and Lewis or, in the event such termination occurs in connection with or within one year after a change in control (as defined in the applicable employment agreement), three for Mr. Gimbel and two for Messrs. Cowan and Lewis;

•	a prorated portion of the annual bonus for the year of determination, calculated based on the Named Executive Officer’s target bonus for such year;

•

accelerated vesting of all equity grants subject to only time-based vesting based on continued employment, with the vesting of equity grants with performance vesting only accelerated to the extent provided by the applicable award agreement; and

•

If the Named Executive Officer was participating in the Company’s group health plan immediately prior to termination and elects COBRA health continuation, a monthly cash payment for 18 months or the COBRA continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that would have been made to provide health insurance to the Named Executive Officer if the Named Executive Officer had remained employed.

None of the employment agreements provide for any tax gross ups and, in the event the Named Executive Officer becomes subject to the Section 280G golden parachute excise tax under Section 4999 of the Code, the amounts payable as described above would be reduced to the level so that the excise tax will not apply, but only if such reduction would result in a greater after-tax amount to the Named Executive Officer.

All of the cash severance payments described above are payable in substantially equal installments over the severance period (24 months for Mr. Gimbel and 18 months for Messrs. Cowan and Lewis) if involuntary termination occurs before a change in control and are payable as lump sum payments if involuntary termination occurs within 12 months following a change in control.  However, to the extent necessary to avoid the imposition of an additional tax under Section 409A of the Code, severance pay and benefits will be delayed until six months and one day after termination during which time the payments will accrue interest at the short-term applicable federal rate.

Termination in the event of death or disability

Each employment agreement provides that in the event the Named Executive Officer’s employment is terminated on account of his death or disability, the Named Executive Officer or his beneficiary in the case of death will receive the following payments:

•

a lump sum cash payment equal to the sum of the Named Executive Officer’s earned but unpaid base salary, unpaid expense reimbursement, accrued but unused vacation time to the date of termination and any vested benefits under any employee benefit plan of the Company through the date of termination;

•	a prorated portion of the annual bonus for the year of determination, calculated based on the Named Executive Officer’s target bonus for such year; and
•

accelerated vesting of all equity grants subject to only time-based vesting based on continued employment, with the vesting of equity grants with performance vesting only accelerated to the extent provided by the applicable award agreement.

Under the employment agreement, each Named Executive Officer is subject to certain restrictive covenants, including non‑competition and non-solicitation covenants during their employment with us and for a period of time (two years for Mr. Gimbel and 18 months for Messrs. Cowan and Lewis) after termination of employment.

Executive and Director Compensation Process

Our Compensation Committee is scheduled to meet several times during the current year in connection with the consideration and determination of executive compensation.  As the timing of many compensation decisions follow a predictable annual schedule, regular meetings and general agenda topics are scheduled well in advance by our Compensation Committee.  Special meetings are scheduled as needed by our Compensation Committee, and specific meeting agendas are prepared by the chair of our Compensation Committee and our Chief Executive Officer, although they reflect the direction of the full Compensation Committee.  In certain circumstances, our Compensation Committee may also take actions by written consent to address compensation matters that have been previously discussed and/or are summarized by our Chief Executive Officer, a consultant engaged by our Compensation Committee or other advisor to us or our Compensation Committee.

Our Compensation Committee has the authority to determine all compensation payable to our executive officers.  Additionally, our Compensation Committee engaged FPL Associates L.P., or FPL, to review our policies and procedures with respect to executive compensation and assist our Compensation Committee in implementing and maintaining compensation plans.  The following is a non-exhaustive list of items that we expect our Compensation Committee will consider in formulating our compensation philosophy and applying that philosophy to the implementation of our overall compensation program for Named Executive Officers and other employees going forward:

•	attraction and retention of talented and experienced executives in our industry;
•	motivation of our executives whose knowledge, skills and performance are critical to our success;
•

alignment of the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases; and

•	encouragement of our executives to achieve meaningful levels of ownership of our stock.

The Board and Compensation Committee review our director compensation.  The Board has the authority to approve all compensation payable to our directors, although the Compensation Committee is responsible for making recommendations to the Board regarding this compensation.

Prior to the closing of our initial public offering in October 2015 and in connection with our internalization, the Board determined our executives’ salaries and the compensation of our directors for 2015.  In connection with our initial public offering and our internalization, we retained FPL and FPL provided us with market-based compensation data and advised us on industry trends and best practices.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Interests of Certain Directors and Executive Officers in the Internalization

In connection with our initial public offering in October 2015, we internalized the management functions historically provided by American Farmland Advisor LLC (“AFA”), our prior external manager.  D. Dixon Boardman, Thomas S. T. Gimbel and Geoffrey M. Lewis are members of our Board, and each is a partner or officer of Optima Group Holdings LLC (“Optima”), the managing member of AFA until the effective date of the internalization.  Additionally, Harrison LeFrak owns an indirect interest in AFA and is a current member of the Board, though he is not standing for re-election at the Annual Meeting. The following table sets forth the consideration received by these individuals as a result of the internalization.

Name	Relationship with Us	Number of Common Units of our Operating Partnership Received in Contribution
D. Dixon Boardman	Chairman	175,722
Harrison LeFrak	Vice Chairman	394,575
Thomas S. T. Gimbel	Executive Officer and Director	76,823
Geoffrey M. Lewis	Executive Officer and Director	28,905

Amended Partnership Agreement

In connection with our initial public offering, we entered into the amended partnership agreement for American Farmland Company, L.P., or our operating partnership with the contributors that received common units of partnership interests in our operating partnership, or common units, in the internalization.  As a result, the contributors became limited partners of our operating partnership.  Beginning on or after the date which is 12 months after the issuance of common units to a limited partner in our operating partnership, other than us, such limited partner will have the right to require our operating partnership to redeem part or all of its common units for cash, based upon the value of an equivalent number of shares of our common stock at the time of the election to redeem, or, at our election, shares of our common stock on a one-for-one basis.

Registration Rights

We have entered into a registration rights agreement pursuant to which each person who received common units as a result of the internalization has the right to cause us to register with the SEC the shares of our common stock that they receive upon redemption of any common units held by such holders pursuant to the terms of the amended partnership agreement, which shares are referred to as registrable securities.

Under this agreement, beginning within 10 business days following the first date when we become eligible to file a shelf registration statement with respect to the registrable shares, we agree to file a shelf registration statement relating to the issuance of such parties’ registrable securities, or a resale shelf registration statement, and maintain the effectiveness of the shelf registration statement until all of the registrable securities have been disposed of by the holders or the date on which all registrable securities may be sold pursuant to Rule 144 under the Securities Act. This agreement does not provide the parties with any piggyback registration rights.  We bear all expenses incident to registering the shares, except such expenses shall not include any taxes (including transfer taxes), underwriting fees, discounts or commissions, legal fees and expenses of counsel to the holders and any underwriter engaged by holders and all other expenses incurred by the holders in connection with the performance of their obligations under the terms of the registration rights agreement.  The agreement also includes an indemnification by us to the holders relating to certain liabilities under the applicable securities laws incurred in connection with the registration of any registrable securities.  Any party to the agreement may transfer its rights to any wholly owned affiliate of such holder, any family member or trust established for the benefit of a holder that is a natural person, or in connection with a distribution by a holder to any partner, member, former partner, former member or the estate of such partner or member.

Ownership Limit Waivers

Our charter prohibits any person or entity from beneficially owning shares in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of our common stock, or 9.8% in value of the aggregate of the outstanding shares of all classes and series of our stock.  In connection with previous private placements of our common stock, we have granted two waivers from the ownership limit contained in our charter to two current stockholders to own up to approximately 12% and 14.8%, respectively, of shares of our outstanding common stock in the aggregate. We do not expect that the issuance of these waivers will adversely affect our ability to qualify as a REIT.

Amended and Restated Sub-Advisory Agreement and Advisory Agreement

We, AFA and our operating partnership entered into an Amended and Restated Sub-Advisory Agreement with Prudential Mortgage Capital Company, LLC, our Agricultural Sub-Adviser, effective as of the completion of our initial public offering, to provide us with certain agricultural investment, acquisition and property management services.  Additionally, we have entered into an Advisory Agreement with AFA, effective as of the consummation of this offering, pursuant to which AFA, as our indirectly wholly-owned subsidiary will receive a quarterly management fee of 1.05% per annum plus other fees sufficient to allow AFA to pay our Agricultural Sub-Adviser for its services under the Amended & Restated Sub-Advisory Agreement.

Transitional Services Agreement

We entered into a Transitional Services Agreement, pursuant to which Optima provides us with certain services to the extent such services are necessary to operate our business, including office space, employees, financial accounting services and information technology resources.  Mr. Gimbel dedicates a substantial majority of his time to the Company’s business.  Mr. Gimbel’s compensation, including salary, bonus, if applicable, and benefits, which are set forth in his employment agreement, is incurred by the Company and reimbursed by Optima based on the allocation of time spent on Optima’s business versus that of the Company and will be a percentage of the Named Executive Officer’s compensation as described in such officer’s employment agreement, if applicable.  The Company will reimburse Optima for the costs of office space, data processing support and accounting and general administrative services provide by Optima. We anticipate these costs will amount to approximately $200,000 on an annual basis.

This agreement is terminable by us on 30 days’ notice without penalty, is terminable by Optima on 6 months’ written notice or upon a material breach of the agreement by us that is not cured within 20 business days and will terminate 12 months after the internalization, unless otherwise extended or renewed.  Because such personnel will also be employees of Optima, a substantial amount of their time and attention may be diverted from us.  Additionally, each of Messrs. Boardman, Gimbel and Lewis are members of our Board and Messrs. Gimbel and Lewis are also members of our executive management team, and each is a partner or officer of Optima.  As a result, the terms of this agreement may not be as favorable to us if they were negotiated with an unaffiliated party.  We may choose not to enforce, or to enforce less vigorously, our rights under this agreement because of our desire to maintain an ongoing relationship with Optima.

Employment Agreements

We have entered into employment agreements with each of our Named Executive Officers, effective upon the completion of our initial public offering.  The employment agreement for Mr. Gimbel, along with the employment agreements of certain other officers and / or management employees, provides for base salary and a bonus opportunity, a portion of which will be reimbursed by Optima under the Transitional Services Agreement based on the allocation of time spent on Optima’s business versus that of the Company.

Review and Approval of Future Transactions with Related Persons

Our Board has adopted a Related Person Transaction Approval and Disclosure Policy for the review, approval or ratification of any related person transaction.  This policy provides that all related person transactions, other than a transaction for which an obligation to disclose under Item 404 of Regulation S-K (or any successor provision) arises solely from the fact that a beneficial owner of more than 5% of a class of our voting securities (or an immediate family member of any such beneficial owner) has an interest in the transaction, must be reviewed and approved by a majority of the disinterested directors on our Board in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related person transaction, the approval requirement will be satisfied if such transaction is ratified by a majority of the disinterested directors on our Board promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors that do not have a personal financial interest in the transaction that is adverse to our financial interest or that of our stockholders.  The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock and common units of partnership interest in our operating partnership as of April 15, 2016 for (1) each person known to us to be the beneficial owner of 5% or more of our outstanding common stock, (2) each director, (3) each nominee for director, (4) each of our Named Executive Officers, and (5) all of our directors and executive officers as a group.  Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the footnotes to the table.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power or investment power over such security.  A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of the completion of this offering or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

As of April 15, 2016, there were 16,921,897 shares of our common stock outstanding and 3,269,556 common units of partnership interest in our operating partnership outstanding.

	Common Stock		Common Stock and Common Units
Name and Address of Beneficial Owner*	Number of Shares Beneficially Owned	Percentage of all Shares (1)	Number of Shares and Common Units Beneficially Owned	Percentage of all Shares and Common Units (1)
Named Executive Officers and Directors
D. Dixon Boardman(2)	37,556	**	433,236	2.15%
Morton A. Cohn	250,000	1.48%	250,000	1.24%
Robert L. Cowan	7,187	**	7,187	**
Thomas S.T. Gimbel(3)	15,510	**	100,911	**
Robert A. de Guardiola, Jr.(4)	126,426	**	126,426	**
James B. Hoover	57,572	**	57,572	**
Terry Allen Kramer	500,000	2.95%	500,000	2.48%
Harrison T. LeFrak(5)	125,000	**	1,458,237	7.22%
Geoffrey M. Lewis(6)	12,046	**	47,743	**
Mark Wilkinson	1,000	**	1,000	**
All executive officers and directors as a group (12 people)	1,138,243	6.73%	2,988,258	14.80%
5% Holders
Merseyside Pension Fund(7)	1,545,894	9.14%	1,545,894	7.66%
Goldstar Limited(8)	1,253,945	7.41%	1,253,945	6.21%

*

Unless otherwise indicated, the address of each named person is c/o American Farmland Company, 10 East 53rd Street, New York, New York 10022. Except as indicated, all shares and common units are directly owned and no shares or common units beneficially owned by any executive officer or director have been pledged as security for a loan.

**	Less than 1.0%
(1)	Based on an aggregate of 16,921,897 shares of common stock and an aggregate of 3,269,556 common units outstanding as of April 15, 2016.
(2)

Includes Mr. Boardman’s pecuniary interest in 25,029 Common units held by Optima and 106,224 common units held by an individual retirement account of which Mr. Boardman is the sole beneficiary and 2,000 shares of common stock owned in Mr. Boardman’s name as custodian for his minor daughter.

(3)	Includes Mr. Gimbel’s pecuniary interest in 2,966 Common units held by Optima.
(4)

Includes 79,580 shares of common stock held by an individual retirement account of which Mr. de Guardiola is the sole beneficiary and 46,846 shares of common stock held by an individual retirement account of which Mr. de Guardiola’s spouse is the sole beneficiary. Mr. de Guardiola has shared voting and dispositive power with respect to 46,846 shares of common stock.

(5)	Includes 921,266 Common units and 125,000 shares of common stock held by LF Farmland LLC, and 411,971 Common units held by LF Amfarm LLC, entities indirectly owned by Mr. LeFrak
(6)

Includes Mr. Lewis’s pecuniary interest in 30,179 Common units held by Optima, and 1,000 shares of common stock owned by The Yachad Foundation, an entity for which Mr. Lewis serves as an officer.  Mr. Lewis disclaims beneficial ownership of the shares of common stock held by The Yachad Foundation except to the extent of his pecuniary interest therein, if any.

(7)

Information regarding Merseyside Pension Fund is based on a Schedule 13G filed by such entity with the SEC on February 16, 2016. Merseyside Pension Fund’s address is Castle Chambers, 43 Castle Street, Liverpool L2 9SH. The Schedule 13G indicates that Merseyside Pension Fund has sole voting power and sole dispositive power with respect to all shares of common stock. The percentage of beneficial ownership has been adjusted to reflect our actual shares of common stock outstanding as of the close of business on April 15, 2016.

(8)

Information regarding Goldstar Limited is based on a Schedule 13G filed by such entity with the SEC on February 12, 2016. Goldstar Limited’s address is 5 B Waterloo Lane, Pembroke HM 08, Bermuda. The Schedule 13G indicates that Goldstar Limited has sole voting power and sole dispositive power with respect to all shares of common stock. The percentage of beneficial ownership has been adjusted to reflect our actual shares of common stock outstanding as of the close of business on April 15, 2016.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE.  Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were timely satisfied.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016.  Stockholder ratification of the appointment of Deloitte & Touche LLP is not required by law, the NYSE MKT LLC or the Company’s organizational documents.  However, as a matter of good corporate governance, the Board has elected to submit the appointment of Deloitte & Touche LLP to the stockholders for ratification at the annual meeting.  Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders.  If stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm.  Deloitte & Touche LLP has served as our independent registered public accounting firm since our inception in 2009 and is considered by our management to be well‑qualified.  Deloitte & Touche LLP has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of our subsidiaries in any capacity.

A representative of Deloitte & Touche LLP will be present at the annual meeting, will be given the opportunity to make a statement at the annual meeting if he or she so desires and will be available to respond to appropriate questions.

Fee Disclosure

The following is a summary of the fees billed by Deloitte & Touche LLP for professional services rendered for us for the fiscal year ended December 31, 2015, our first year as a public company:

2015
Audit Fees	$520,000
Audit-Related Fees	—
Tax Fees	137,112
All Other Fees	2,600,000
Total Fees	$3,257,112

Audit Fees

“Audit Fees” include fees associated with professional services rendered for the audit of the financial statements and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements.  For example, audit fees include fees for professional services rendered in connection with quarterly and annual reports, and the issuance of consents by Deloitte & Touche LLP to be named in our registration statements and to the use of their audit report in the registration statements.

Audit-Related Fees

“Audit-Related Fees” refers to fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

Tax Fees

“Tax Fees” refers to fees and related expenses for professional services for tax compliance, tax advice and tax planning.

All Other Fees

“All Other Fees” refers to fees and related expenses related to the Company’s initial public offering.

Our Audit Committee considers whether the provision by Deloitte & Touche LLP of any services that would be required to be described under “All Other Fees” would be compatible with maintaining Deloitte & Touche LLP’s independence from both management and the Company.

Pre-Approval Policies and Procedures of our Audit Committee

Our Audit Committee must pre-approve all audit services and permissible non-audit services provided by our independent registered public accounting firm, except for any de minimis non-audit services.  Non-audit services are considered de minimis if: (i) the aggregate amount of all such non-audit services constitutes not more than five percent of the total amount of revenues we paid to our independent registered public accounting firm during the fiscal year in which they are provided; (ii) we did not recognize such services at the time of the engagement to be non-audit services; and (iii) such services are promptly brought to our Audit Committee’s or any of its members’ attention and approved by our Audit Committee or any of its members who has authority to give such approval prior to the completion of the audit. None of the fees reflected above were incurred as a result of non-audit services provided by our independent registered public accounting firm pursuant to this de minimis exception.  Our Audit Committee may delegate to one or more of its members who is an independent director the authority to grant pre-approvals.

Vote Required

The affirmative vote of a majority of the votes cast is required to ratify the selection of Deloitte & Touche as our independent registered public accounting firm.  Abstentions and broker non-votes, if any, will have no effect on the outcome of this matter.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

MISCELLANEOUS AND OTHER MATTERS

Solicitation of Proxies

We will pay the cost of solicitation of proxies.  Our directors, officers and employees may solicit proxies personally, by telephone, via the Internet or by mail without additional compensation for such activities.  We also will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send a proxy statement to and obtain proxies from such beneficial owners.  We will reimburse such holders for their reasonable expenses.  No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary.

Stockholder Proposals

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in our proxy statement and form of proxy for our 2017 annual meeting of stockholders must be received by us on or before December 29, 2016 in order to be considered for inclusion in our proxy statement and form of proxy. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: American Farmland Company, 10 East 53rd Street, 29th Floor, New York, New York 10022.

In order for stockholder proposals to be properly brought before our 2017 annual meeting of stockholders, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the proxy statement and form of proxy for our 2017 annual meeting of stockholders, the stockholder must give timely notice thereof in writing to our Secretary not earlier than November 29, 2016 nor later than 5:00 p.m., Eastern Time, on December 29, 2016, unless the Company’s 2017 annual meeting of stockholders is scheduled to take place before May 8, 2017 or after July 7, 2017. A stockholder’s notice will be timely if it sets forth all information under Section 2.12 of our bylaws and is received in writing at the Company’s principal executive office not earlier than the 150th day nor later than 5:00 p.m. Eastern Time on the 120th day prior to the first anniversary of the date of the notice for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m. Eastern Time on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made.

Other Matters

As of the date of this proxy statement, the above are the only matters we are aware of that are to be acted upon at the Annual Meeting.  If any other matter should come before the Annual Meeting, the persons appointed by your proxy will vote on those matters in accordance with the recommendation of the Board, or, in the absence of such a recommendation, in accordance with their discretion.  The affirmative vote of the holders of a majority of the votes cast on any such other matter will be required for approval.

By the order of the Board of Directors,

New York, New York	/s/ D. Dixon Boardman
D. Dixon Boardman
April 28, 2016	Chairman

YOUR VOTE IS IMPORTANT.  WE ENCOURAGE YOU TO COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, OR AUTHORIZE YOUR PROXY VIA THE INTERNET OR VIA TOUCH-TONE TELEPHONE, BEFORE THE ANNUAL MEETING, SO THAT YOUR SHARES WILL BE REPRESENTED AND VOTED AT THE ANNUAL MEETING.

AMERICAN FARMLAND COMPANY REVOCABLE PROXY FOR ANNUAL MEETING OF STOCKHOLDER – June 7, 2016 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS PROXY The undersigned stockholder of American Farmland Company, a Maryland corporation (the “Company”), hereby appoints Thomas S.T. Gimbel and Christine Rivera, and each of them, as proxies for the undersigned, and each with full power of substitution and re-substitution, to attend the annual meeting of stockholders to be held at 10:00 a.m., Eastern Time, at the corporate offices of the Company at 10 East 53rd Street, 29th Floor, New York, New York 10022, on June 7, 2016, or any adjournment or postponement thereof to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Proxy Statement, and revokes any proxy heretofore given with respect to such meeting. THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” EACH OF THE NOMINEES FOR DIRECTOR AND “FOR” THE RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. (Continued and to be signed on the reverse side.) 1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF AMERICAN FARMLAND COMPANY June 7, 2016 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PRoXies (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and  follow the instructions.  Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent  makes  it  easy  to  go  paperless.  With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILTY OF PROXY MATERIAL: proxy statement, 2015 Annual Report and proxy card are available at http://www.astproxyportal.com/ast/20342/ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE NOMINEES FOR DIRECTOR AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. Election of eight directors: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) D. DIXON BOARDMAN THOMAS S.T. GIMBEL GEOFFREY M. LEWIS MORTON ALLAN COHN ROBERTO A. DE GUARDIOLA, JR. JAMES B. HOOVER TERRY ALLEN KRAMER MARK WILKINSON 2.  Ratification  of  Deloitte  &  Touche  LLP  as  American  Farmland Company’s independent registered public accounting firm for 2016. FOR AGAINST ABSTAIN In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.